EXHIBIT 99.1

         Iron Mountain Incorporated Declares Three-for-Two Stock Split

         BOSTON-- (BUSINESS WIRE) --June 30, 1998--C. Richard Reese, Chairman and Chief Executive Officer of Iron Mountain Incorporated (NASDAQ: IMTN) announced that the Company's Board of Directors, at a meeting held today, authorized and approved a three-for-two stock split effected in the form of a dividend on the Company's Common Stock, par value $.01 per share (the "Common Stock"). Shares of Common Stock will be issued on July 31, 1998. Any fractional shares resulting will be paid in cash. The stock split will increase Iron Mountain's total shares outstanding from approximately 19.5 million to 29.2 million.
         In announcing the stock split, Mr. Reese stated that the Board of Directors considered the continuing appreciation in the Company's stock price coupled with its outstanding financial performance. Mr. Reese added, "We believe that the stock split should continue to broaden the marketability and distribution of our Common Stock. It also symbolizes the Board's belief in the increased value of the Company and reflects their confidence in management's performance."
         Iron Mountain currently operates 228 records management facilities in 53 markets in the United States and one in the United Kingdom. The Company serves more than 50,000 customer accounts, including more than half of the Fortune 500 Companies. Iron Mountain provides a full array of records and information management services including: (i) off-site storage, management and related consulting services for business, healthcare and vital records; (ii) data electronic records; (iii) information technology staffing services; and
(iv) sales of related products

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         CONTACT: Iron Mountain, Inc.
                           John F. Kenny, Jr., 617/357-6966, ext. 294